UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2018

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2018, the board of directors (the “Board”) of Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), appointed J. Kevin Buchi and Cynthia Smith as directors of the Company, whose initial terms will expire at the Company’s 2019 annual meeting of stockholders. The Board has determined that Mr. Buchi and Ms. Smith are each an independent director as that term is defined by the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market, Inc. The Board has not yet determined on which board committees Mr. Buchi and Ms. Smith will serve.

Most recently Mr. Buchi served as Impax Laboratories, LLC’s Interim President and Chief Executive Officer from December 2016 until March 2017 and as member of the Impax board from November 2016 until the completion of the combination of Impax and Amneal Pharmaceuticals (NYSE: AMRX). Mr. Buchi served as president and chief executive officer of TetraLogic Pharmaceuticals (formerly NASDAQ: TLOG) from August 2013 to December 2016. Before TetraLogic, he served as corporate vice president of Global Branded Products at Teva Pharmaceutical Industries Limited (NYSE: TEVA) from 2011 to May 2012. Mr. Buchi was chief executive officer of Cephalon, Inc. (formerly NASDAQ: CEPH), which was acquired by Teva in October 2011. In addition, Mr. Buchi currently serves as a director of Amneal Pharmaceuticals Inc. (NYSE: AMRX) and Benitec Biopharma Ltd. (NASDAQ: BNTC). Mr. Buchi has previously served on the board of EPIRUS Biopharmaceuticals, Inc. (formerly NASDAQ: EPRS) from June 2013 to July 2016, Alexza Pharmaceuticals, Inc. (formerly NASDAQ: ALXA) from January 2013 to June 2016, Forward Pharma A/S (NASDAQ: FWP) from December 2012 to May 2016, and Stemline Therapeutics, Inc. (NASDAQ: STML) from March 2012 to May 2016.

Ms. Smith most recently served as chief commercial officer and a member of the executive team of ZS Pharma (NASDAQ: ZSPH), acquired by AstraZeneca (NYSE: AZN) in 2015 for approximately $2.7 billion, a position she held from June 2013 to December 2016. Prior to joining ZS Pharma, Ms. Smith served as vice president, market access and commercial development at Affymax, Inc. Ms. Smith was employed at Affymax from October 2008 to March 2013. She held various leadership positions at Merck (NYSE: MRK) from June 2000 to October 2008. She previously served on the board of Nivalis Therapeutics (NASDAQ: NVLS) from October 2016 to July 2017.

There are no arrangements or understandings between Mr. Buchi and any other persons, pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Buchi or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC

There are no arrangements or understandings between Ms. Smith and any other persons, pursuant to which she was selected as a director. There are no current or proposed transactions between the Company and Ms. Smith or her immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Mr. Buchi and Ms. Smith are each entitled to receive compensation and participate in the Company’s director compensation program applicable to all of the Company’s non-employee directors as described in the Company’s definitive proxy statement on Schedule 14A filed by the Company with the SEC on April 26, 2018. In accordance with such program, as of the date of their appointment, the Board determined that Mr. Buchi and Ms. Smith would receive an annual cash retainer of $40,000 for serving on the Board and granted each of them a stock option to purchase 25,000 shares of common stock of the Company. Except as set forth above, there is no other material Company plan, contract or arrangement in which Mr. Buchi or Ms. Smith will participate in connection with their appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICERNA PHARMACEUTICALS, INC.

Date: August 17, 2018	By:	/s/ John B. Green
John B. Green
Chief Financial Officer